FARO Technologies, Inc. 2014 Incentive Plan
Restricted Stock Award Agreement
You have been selected to participate in the FARO Technologies, Inc. 2014 Incentive Plan (the “Plan”), as specified below:
Grantee:
Grant Date:
Number of Shares of Restricted Stock Granted:
THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) evidences the grant of shares of restricted stock (the “Restricted Stock”) by FARO Technologies, Inc., a Florida corporation (the “Company”), to the Grantee named above, on the date indicated above, pursuant to the provisions of the Plan.
This Agreement and the Plan contain the terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1. Grant of Restricted Stock. The Company hereby grants to the Grantee the number of Shares of Restricted Stock set forth above, subject to the terms and conditions of the Plan and this Agreement.
2. Vesting of Restricted Stock; Forfeiture. The Restricted Stock will vest in full on [the third anniversary of the Grant Date]//[the day prior to the Company’s next annual meeting of shareholders]. If the Grantee’s service as a director of the Company ceases for any reason prior to the date the Restricted Stock vests, the Restricted Stock that has not yet vested as of the date of such cessation of service will be immediately forfeited without further consideration or any act or action by the Grantee; provided, however, if, prior to the date the Restricted Stock has vested, the Grantee’s service as a director of the Company ceases as a result of death or disability (as determined by the Committee), the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Restricted Stock, subject to such terms as the Committee, in its sole discretion, deems appropriate.
3. Dividends Paid on Restricted Stock.  Except as otherwise provided in this Agreement or the Plan, Grantee is entitled at all times on and after the Grant Date to all the rights of a shareholder with respect to the Restricted Stock, including the right to vote the Shares of Restricted Stock. Any dividends or distributions, including regular cash dividends, payable with respect to outstanding but unvested Restricted Stock, including any Shares or other property or securities distributable as the result of any changes in the Company’s capital structure described in Article 15 of the Plan, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Stock is subject. At the time the underlying Restricted Stock vests, the Company shall deliver to the Grantee (without interest) such retained dividends and distributions that relate to the Restricted Stock that has vested. Grantee agrees to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3 that may be forfeited.
4. Nontransferability of the Restricted Stock. The Shares of Restricted Stock may not be sold, transferred, assigned or otherwise alienated, encumbered or hypothecated by the Grantee, other than by will or the laws of descent and distribution or as otherwise expressly permitted pursuant to the Plan, until they are vested.
5. Escrow. The Shares of Restricted Stock will be held in escrow by the Company, as escrow agent. The Company will give the Grantee a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for the Grantee’s account, subject to the terms of this Agreement, and the Grantee will give the Company a stock power for such Shares of Restricted Stock duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the date a Share of Restricted Stock vests, such Share will cease to be held in escrow, and the Company will deliver certificate(s) for such number of Shares to the Grantee or, in the case of the Grantee’s death, to his or her designated beneficiary or, if no beneficiary has been designated by the Grantee or survives the Grantee, to his or her estate.
6. Powers of the Company Not Affected. The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
7. Interpretation by Committee. As a condition of the granting of the Restricted Stock, the Grantee agrees, for himself or herself and his or her legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.
8. Miscellaneous.
(a) This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. In addition to the restrictions described herein, the Committee shall have the right to impose such restrictions on any Shares acquired pursuant to this Award as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
(b) It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.
(c) The Grantee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising his or her rights under this Agreement.
(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or the result of a merger, consolidation or otherwise.
(f) The Company may, in its sole discretion, decide to deliver any documents related to current or future participants in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(g) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

FARO TECHNOLOGIES, INC.

By:
Name:
Title:

GRANTEE

Name: